Exhibit 10.6

FIRST AMENDMENT

FIRST AMENDMENT (this “Amendment”), dated as of October 1, 2012, to the Credit Agreement referred to below, among Sunrise Senior Living, Inc., as borrower (the “Company”), the lenders from time to time party thereto (the “Lenders”) and KeyBank National Association, as administrative agent (the “Administrative Agent”, together with the Company and the Lenders, the “Parties”).

The Parties are party to a Credit Agreement dated as of June 16, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”).  The Parties wish to amend the Credit Agreement in certain respects, and accordingly, the Parties hereby agree as follows:

Section 1.  Defined Terms.  Except as otherwise defined in this Amendment, terms defined in the Credit Agreement are used herein as defined therein.

Section 2.  Amendments.  Subject to the satisfaction of the conditions precedent specified in Section 4 hereof, the Credit Agreement shall be amended as follows:

2.1.  General References.  References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

2.2.  Definitions.  Section 1.01 of the Credit Agreement shall be amended by adding the following definition in the appropriate alphabetical location:

“First Amendment” means the First Amendment to this Agreement dated as of October 1, 2012.

2.3.  Financial Covenants.  Section 6.12 of the Credit Agreement shall be amended by:

A.                                    Amending and restating Section 6.12(a) in its entirety to read as follows:

(a)           Corporate Leverage Ratio.  Maintain a Corporate Leverage Ratio not in excess of 10.0 to 1.0.

B.            Amending and restating Section 6.12(b) in its entirety to read as follows:

(b)           Corporate Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00.

2.4.  No Additional Guarantors Required.  Section 6.13 of the Credit Agreement shall be amended by adding the following sentence at the end of the paragraph: “No Person that becomes a Subsidiary as a result of the Borrower’s or its Subsidiaries’ purchase of its equity interests with the proceeds of Indebtedness incurred pursuant to Section 7.03(h) shall be required to become a Guarantor.”

2.5.  Liens.  Section 7.01 of the Credit Agreement shall be amended by inserting a new Section 7.01(m) that reads as follows: “Liens securing Indebtedness permitted under Section 7.03(h); provided that such Liens do not at any time encumber any equity interests, real property or other assets whose purchase was not financed, in whole or in part, by the proceeds of Indebtedness incurred pursuant to Section 7.03(h).”

2.6.  Indebtedness.  Section 7.03 of the Credit Agreement shall be amended by inserting a new Section 7.03(h) that reads as follows: “Indebtedness owing to Health Care REIT, Inc. or any of its Affiliates that is incurred for the purpose of purchasing the equity interests of one or more entities owning senior living facilities or repaying existing debt (and any related prepayment premium and costs associated therewith) in respect of or secured by such senior living facilities.”

2.7.  Covenant Reversion.  A new Section 10.20 of the Credit Agreement shall be inserted and shall read as follows: “Upon the earlier to occur of (i) September 5, 2013 and (ii) fifteen (15) days after the date that certain Agreement and Plan of Merger by and among the Borrower, Brewer Holdco, Inc., Brewer Holdco Sub, Inc., Health Care REIT, Inc. and Red Fox, Inc., dated as of August 21, 2012, as amended, amended and restated, supplemented or otherwise modified from time to time is terminated, the terms of this Agreement shall automatically revert without any further action of any Person to those in effect immediately prior to the effectiveness of the First Amendment and Borrower shall immediately take any and all action necessary to comply with the applicable provisions of the Agreement after giving effect to such reversion.”

Section 3.  Representations and Warranties.  The Company represents and warrants to the Lenders and the Administrative Agent that (a) since the date of the March 31, 2011 Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect and (b) immediately after giving effect to this Amendment, no Default or Event of Default shall exist or be continuing.

Section 4.  Conditions Precedent.  This Amendment shall become effective as of the date on which: (i) the Administrative Agent shall have received one or more counterparts of this Amendment duly executed and delivered by each of the Parties and (ii) the Lenders shall have received from the Company a consent fee of $1,150,000.00 for executing this Amendment (it being acknowledged and agreed that $1,000,000.00 of such consent fee has already been paid in full as of the date hereof).

Section 5.  Limited Waiver; Reservation of Rights.  Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect.  Nothing herein shall constitute a waiver of, or any agreement to provide a waiver of, any existing or future Default or Event of Default.  Notwithstanding anything herein to the contrary, the Administrative Agent and the Lenders reserve all of their rights, powers, privileges and remedies under or in respect of the Credit Agreement and the other Loan Documents, at law, in equity or otherwise in connection with the obligations owing by the Company thereunder, and all guarantees of certain of its Subsidiaries therefor, all of which are expressly reserved.  This Amendment shall not be deemed or otherwise construed to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Company or any other person, firm or corporation with respect to any waiver, amendment, modification or any other change to the

Credit Agreement or the other Loan Documents or any rights or remedies arising in favor of the Administrative Agent or the Lenders under or with respect to any such documents; or to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Parties.

Section 6.              No Defenses.  Borrower, by its execution of this Agreement, hereby declares that it has no set-offs, counterclaims, defenses or other causes of action against Administrative Agent or the Lenders arising out of the Loan, any documents mentioned herein or otherwise; and, to the extent any such setoffs, counterclaims, defenses or other causes of action may exist, whether known or unknown, such items are hereby waived by Borrower.

Section 7.              Miscellaneous.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.  Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

SUNRISE SENIOR LIVING, INC.

By:	/s/ Marc Richards
Name:	Marc Richards
Title:	Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION
as Administrative Agent

By:	/s/ Amy L. Maclearie
Name:	Amy L. Maclearie
Title:	Assistant Vice President

KEYBANK NATIONAL ASSOCIATION
as Lender

By:	/s/ Amy L. Maclearie
Name:	Amy L. Maclearie
Title:	Assistant Vice President